Exhibit 5.1

755 PAGE MILL ROAD	morrison & foerster llp
PALO ALTO	new york, san francisco,
CALIFORNIA 94304-1018	los angeles, palo alto,
san diego, washington, d.c.
TELEPHONE: 650.813.5600	denver, northern virginia,
FACSIMILE: 650.494.0792	orange county, sacramento,
walnut creek, century city
WWW.MOFO.COM	tokyo, london, beijing,
shanghai, hong kong,
singapore, brussels

             , 2005

Global Cash Access Holdings, Inc.
3525 East Post Road, suite 120
Las Vegas, Nevada 89120

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

     We are acting as counsel to Global Cash Access Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration of $      of the Company’s Common Stock, par value $0.001 per share, (the “Shares”), pursuant to a Registration Statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Shares are being sold by the Company and the Selling Stockholders identified as such in the Registration Statement.

     As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We are not licensed to practice law in the State of Delaware, and our opinions as to the Delaware General Corporation Law are based solely on our review of standard compilations of the official statutes of Delaware.

     Based upon the foregoing, we are of the opinion that the Shares to be registered for sale by the Company and the Selling Stockholders have been duly authorized by the Company, and the Shares to be registered for sale by the Selling Stockholders are, and the Shares to be registered for sale by the Company, when issued, delivered and paid for in accordance with the terms of the underwriting agreement referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be, validly issued, fully paid and nonassessable under the Delaware General Corporation Law.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,